CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated July 03, 2001, accompanying the consolidated financial statements in the Annual Report of Directrix, Inc. on Form 10-KSB for the year ended March 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of Directrix, Inc. Form S-8 (File No. 333-38642 effective June 29, 2000).


GRANT THORNTON LLP

New York, New York
July 03, 2001